Exhibit 10.18
10.18 Agreement for Sale of Commodity between Shandong Xiangrui Pharmacy
Co., Ltd. and Shijiazhuang Penghai Pharmacy Co., Ltd.
Party A: Shandong Xiangrui Pharmacy Co., Ltd.
Party B: Shijiazhuang Penghai Pharmacy Co., Ltd.
•	General Information
•	Pursuant to the contract entered on July 28, 2010, Party B will buy glucose of 40 tons from Party A.
•	Fees of the Commodity and Payment Arrangement
•	The total price will be RMB 150,000.

•	Party B will pay before the goods are delivered.
•	Delivery Date
•	This contract shall be effective until August 31, 2010
•	Headlines of the articles omitted
•	Validity, Modification and Termination of Contract

•	Dispute Settlement

•	Breach of the Agreement

•	Miscellaneous